Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-101541 and Registration Statement No. 33-71130 on Form S-3 and Registration Statement Nos. 33-63059, 333-61969, 333-17451, 333-82787, 333-30272, and 333-63264 on Form S-8 of Black Hills Corporation of our report dated March 10, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 142, Goodwill and Other Intangible Assets) appearing in this Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2002.

DELOITTE & TOUCHE

Minneapolis, Minnesota
March  25, 2003